Exhibit 107

CALCULATION OF FILING FEE TABLE

424(b)(7)

(Form Type)

Blue Owl Capital Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share	Rule 456(b) and Rule 457(r)	23,519,636(1)	N/A	$418,649,520.80(2)	0.00014760	$61,792.67

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
(1)

This prospectus supplement registers 23,519,636 shares of Class A common stock of the Registrant. There is also being registered such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low price of the Registrant’s Class A common stock on July 15, 2024, as reported on The New York Stock Exchange. This represents deferred payment of the registration fees (in reliance on Rules 456(b) and Rule 457(r) under the Securities Act) in connection with the Registrant’s shelf registration statement on Form S-3 (File No. 333-279546) filed by the Registrant on May 20, 2024 which was automatically effective.